2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2026 Net Earnings of $1.34 Billion, Adjusted EBITDA of $2.18 Billion
Strong Operations: Production Achieved 98% of Available Ammonia Capacity
Global Nitrogen Supply-Demand Fundamentals Remain Constructive into 2027
Blue Point One Receives Permits, Construction Commencing in August

NORTHBROOK, Ill.—August 5, 2026—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first half and second quarter ended June 30, 2026.

Highlights
•First half 2026 net earnings(1) of $1.34 billion, or $8.71 per diluted share, EBITDA(2) of $2.17 billion, and adjusted EBITDA(2) of $2.18 billion. First half 2026 financial results include a gain of approximately $170 million from a litigation settlement
•Second quarter 2026 net earnings of $727 million, or $4.73 per diluted share, EBITDA of $1.17 billion, and adjusted EBITDA of $1.19 billion
•Trailing twelve months net cash from operating activities of $2.98 billion; free cash flow(3) of $1.82 billion for same period, which includes cash inflows and outflows associated with the Blue Point One joint venture
•Repurchased 2.0 million shares for $230 million during the second quarter of 2026
•Declared quarterly dividend of $0.60 per share of common stock in July 2026, a 20% increase over prior quarterly dividend
•In July 2026, received permits necessary to commence construction at Blue Point Complex in August

“The CF Industries team operated safely and delivered excellent operational results despite rapidly changing customer dynamics,” said Chris Bohn, president and chief executive officer, CF Industries Holdings, Inc. “We believe the Company is positioned extremely well in the near- and longer-term, with our premium-grade North American asset base, disciplined strategic growth opportunities, including Blue Point, and strong balance sheet. As a result, we believe CF Industries will continue to generate substantial free cash flow, enabling us to build on our strong track record of investing in high-return initiatives and returning capital to shareholders through share repurchases and our increased quarterly dividend.”

Operations Overview

The Company’s trailing twelve-month recordable incident rate was 0.16 incidents per 200,000 work hours as of June 30, 2026.

Gross ammonia production for the first half and second quarter of 2026 was approximately 4.9 million and 2.4 million tons, respectively. Year-to-date, the Company has operated at a 98% utilization rate of available ammonia capacity.(4)

The Company expects gross ammonia production for the full year 2026 to be approximately 9.5 million tons, which includes the impact of the ongoing outage at the Yazoo City, Mississippi, Complex as a result of an incident that occurred in November 2025.

Management expects the Yazoo City Complex to resume ammonia, ammonium nitrate solution, nitric acid, urea ammonium nitrate solution (UAN) and urea liquor production during the first half of 2027. The Company is finalizing cost estimates for restoration of operations at the facility and expects a substantial portion of the cost will be covered by insurance. The Yazoo City Complex carbon capture and sequestration project is proceeding as scheduled and is expected to start up in 2028.

Financial Results Overview

First Half 2026 Financial Results

For the first half of 2026, net earnings attributable to common stockholders were $1.34 billion, or $8.71 per diluted share, EBITDA was $2.17 billion, and adjusted EBITDA was $2.18 billion. These results compare to first half of 2025 net earnings attributable to common stockholders of $698 million, or $4.20 per diluted share, EBITDA of $1.37 billion, and adjusted EBITDA of $1.41 billion. First half 2026 financial results include a gain of approximately $170 million from a litigation settlement.

Net sales in the first half of 2026 were $4.21 billion compared to $3.55 billion in the first half of 2025. Average selling prices for the first half of 2026 were higher than in the first half of 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran. Sales volumes were 11% lower in the first half of 2026 than in the first half of 2025 due primarily to lower UAN, ammonium nitrate (AN), and ammonia sales, partially offset by higher granular urea and other sales. Excluding the impact of lost product availability from the Company’s Yazoo City Complex, sales volumes in the first half of 2026 were approximately 5% lower than the first half of 2025.

Cost of sales for the first half of 2026 was higher compared to the first half of 2025 due primarily to higher maintenance costs, including the extended outage at the Company’s Yazoo City Complex, and higher realized natural gas costs, including the impact of realized derivatives, partially offset by the impact of lower sales volumes.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $4.01 per MMBtu in the first half of 2026 compared to the average cost of natural gas in cost of sales of $3.52 per MMBtu in the first half of 2025.

Second Quarter 2026 Financial Results

For the second quarter of 2026, net earnings attributable to common stockholders were $727 million, or $4.73 per diluted share, EBITDA was $1.17 billion, and adjusted EBITDA was $1.19 billion. These results compare to second quarter of 2025 net earnings attributable to common stockholders of $386 million, or $2.37 per diluted share, EBITDA of $757 million, and adjusted EBITDA of $761 million.

Net sales in the second quarter of 2026 were $2.22 billion compared to $1.89 billion in the second quarter of 2025. Average selling prices were higher for all segments in the second quarter of 2026 compared to the second quarter of 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran. Sales volumes were 15% lower in the second quarter of 2026 compared to the second quarter of 2025 due primarily to lower UAN, AN and ammonia sales, partially offset by higher granular urea and other sales. Excluding the impact of lost product availability from the Company’s Yazoo City Complex, sales volumes in the second quarter of 2026 were approximately 9% lower than the second quarter of 2025.

Cost of sales for the second quarter of 2026 was lower compared to the second quarter of 2025 due primarily to the impact of lower sales volumes, partially offset by higher maintenance costs, including the extended outage at the Company’s Yazoo City Complex.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.37 per MMBtu in the second quarter of 2026 compared to the average cost of natural gas in cost of sales of $3.36 per MMBtu in the second quarter of 2025.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point One joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. CF Industries holds 40% ownership, JERA holds 35% ownership, and Mitsui holds 25% ownership in the joint venture, with the joint venture funded by the equity partners according to their ownership percentages.

CF Industries consolidates the Blue Point One joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interests. CF Industries’ consolidated financial statements at June 30, 2026, included the cash held by the joint venture, capital contributions from the joint venture equity partners and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of June 30, 2026, CF Industries had cash and cash equivalents of $2.48 billion, of which $341 million was held by the Blue Point One joint venture.

Capital Expenditures

Capital expenditures in the second quarter and first half of 2026 were $271 million and $494 million, respectively, of which $78 million and $143 million, respectively, was attributable to the Blue Point One joint venture.

	Three months ended June 30, 2026	Six months ended June 30, 2026
	(in millions)
Total Capital Expenditures	$271	$494
CF Industries Existing Operations (100% attributable to CF Industries)	146	278
Total Blue Point One Joint Venture (40% attributable to CF Industries)	78	143
Blue Point Common Facilities (100% attributable to CF Industries)	39	59
Capitalized Interest	8	14

Reflecting the consolidation of the Blue Point One joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2026 will be approximately $1.3 billion, of which approximately $550 million is related to activities within the Company’s existing network and approximately $600 million is related to total estimated capital expenditures in 2026 of the Blue Point One joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have approximately $150 million in capital expenditures in 2026 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures for CF Industries, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $950 million.

Additionally, the Company expects to record approximately $40 million of capitalized interest as capital expenditures. Interest expense will be reduced by a corresponding amount.

Share Repurchase Program

The Company repurchased 2.2 million shares for $245 million during the first half of 2026, which includes the repurchase of 2.0 million shares for $230 million during the second quarter of 2026. Since CF Industries commenced its current $2 billion share repurchase program in October 2025, the Company has repurchased 5.6 million shares for approximately $523 million. As of June 30, 2026, approximately $1.48 billion remains under the program, which expires in December 2029.

CHS Inc. Distribution

On July 31, 2026, the Board of Managers of CF Industries Nitrogen, LLC approved a semi-annual distribution payment to CHS Inc. of $246 million for the distribution period ended June 30, 2026. The distribution was paid on July 31, 2026.

Nitrogen Market Outlook

Global nitrogen prices increased from mid-February 2026 into the second quarter of 2026 as the conflict with Iran further tightened an already constrained global supply-demand balance during the peak Northern Hemisphere application season. By the end of the second quarter, seasonal declines in Northern Hemisphere demand and expectations for returning Middle East supply pushed nitrogen prices back to pre-conflict levels.

Based on global production disruptions in 2026 and supportive grain stocks-to-use ratios, management expects nitrogen supply to remain constrained and demand to remain constructive through the end of 2026 and into 2027.

Ongoing geopolitical risks for major nitrogen exporters: CF Industries estimates that the conflict with Iran has reduced Middle East traded nitrogen supply by approximately 4.0 to 4.5 million metric tons of urea and approximately 1 million metric tons of ammonia to date. Management expects supply from the region, which typically accounts for 25-30% of globally traded ammonia and 35-40% of globally traded urea, to remain below pre-conflict levels due to continued hostilities, uncertainty around transit through the Strait of Hormuz, and the time required to restore production facilities. The Company also expects higher shipping costs from the region to persist over the longer term. Production from nitrogen facilities in Russia also remains at risk from the ongoing Russia-Ukraine war. Management believes nitrogen producers in the Middle East and Russia will face an enduring geopolitical risk premium that adds cost and uncertainty to product distribution.

European production economics remain challenged: European natural gas prices have increased significantly in recent months due to liquefied natural gas supply uncertainty, persistent heat waves, and gas storage levels below the five-year average. The Company believes current natural gas prices will further pressure marginal European nitrogen production and support the global clearing price needed to meet demand.

Chinese urea exports in second-half 2026: Management expects steady Chinese urea exports from July through October 2026. Export quotas and price floors introduced in May 2026 remain in effect, although they have been revised. The Company projects 4-6 million metric tons of Chinese urea exports in 2026, with actual volumes dependent on government policy, domestic pricing, and the strength of fall restocking demand.

Demand recovery: Lower nitrogen prices entering the second half of 2026 are expected to support strong demand into 2027. India, Southeast Asia, and other regions that may have deferred purchases earlier in the year are expected to import urea at or above second-half 2025 levels. Brazilian urea imports are also projected to be robust in the second half of 2026 following lower urea import demand in the first half of 2026 due to operating domestic capacity, product substitution, and local credit constraints.

Steady demand in North America: Based on strong uptake of the Company’s ammonia and UAN fill programs in July 2026 as well as inventory in the North American nitrogen channel projected to be lower than average, management believes nitrogen demand in North America for the 2027 growing season will be firm.

The Company continues to expect the global nitrogen supply-demand balance to tighten over the long term, as capacity additions under construction are not projected to keep pace with demand growth over the next four years. Additionally, the cost of building new nitrogen capacity has increased in other regions with low-cost natural gas, which raises management’s mid-cycle EBITDA expectations for the Company.

Strategic Initiatives Update

Blue Point One Joint Venture with JERA and Mitsui

The Blue Point One joint venture is constructing at CF Industries’ Blue Point Complex in Modeste, Louisiana, an autothermal reforming ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration, and CF Industries will build scalable infrastructure to supply the ammonia production facility with services, including production storage and vessel loading. In July 2026, the State of Louisiana and the U.S. Army Corps of Engineers issued permits required for civil construction activities for the ammonia plant and common infrastructure. Permitted construction is commencing in August.

Courtright Diesel Exhaust Fluid (DEF) FEED Study

CF Industries has signed an agreement with thyssenkrupp Uhde for a front-end engineering and engineering design (FEED) study for the construction of a new urea liquor upgrade plant at its Courtright, Ontario, Complex. The project, if a positive final investment decision (FID) is reached, is expected to add incremental DEF capacity of more than 400,000 tons per year. FID is expected in 2027.
___________________________________________________
(1)Certain items recognized during the first half of 2026 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.

(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash provided by operating activities, less capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Available ammonia capacity represents CF Industries’ average annual gross ammonia capacity of its manufacturing network as described in the Company’s 2025 Form 10-K less the average annual gross ammonia capacity of its Yazoo City Complex, which management currently expects will resume operations in the first half of 2027.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,222	$1,890	$4,208	$3,553
Cost of sales	1,077	1,135	2,317	2,226
Gross margin	$1,145	$755	$1,891	$1,327
Gross margin percentage	51.5%	39.9%	44.9%	37.3%

Net earnings attributable to common stockholders	$727	$386	$1,342	$698
Net earnings per diluted share	4.73	2.37	8.71	4.20

EBITDA(1)	$1,166	$757	$2,174	$1,374
Adjusted EBITDA(1)	1,192	761	2,175	1,405

Sales volume by product tons (000s)	4,252	5,021	8,935	10,025

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.37	$3.36	$4.22	$3.53
Realized derivatives gain in cost of sales(3)	—	—	(0.21)	(0.01)
Cost of natural gas used for production in cost of sales	$3.37	$3.36	$4.01	$3.52
Average daily market price of natural gas at the Henry Hub	$2.93	$3.16	$3.91	$3.71

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(2)	$—	$(5)	$2
Depreciation and amortization	215	232	443	453
Capital expenditures(4)	271	245	494	377

Production volume by product tons (000s):
Ammonia(5)	2,397	2,557	4,854	5,174
Granular urea	1,270	1,182	2,421	2,292
UAN (32%)(6)	1,642	1,725	3,167	3,581
AN	135	341	240	663
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)For the three and six months ended June 30, 2026, includes $78 million and $143 million, respectively, attributable to the Blue Point One joint venture.
(5)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(6)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$586	$491	$1,213	$1,011
Cost of sales	357	355	757	689
Gross margin	$229	$136	$456	$322
Gross margin percentage	39.1%	27.7%	37.6%	31.8%

Sales volume by product tons (000s)	865	1,087	1,968	2,233
Sales volume by nutrient tons (000s)(1)	708	891	1,613	1,831

Average selling price per product ton	$677	$452	$616	$453
Average selling price per nutrient ton(1)	828	551	752	552

Adjusted gross margin(2):
Gross margin	$229	$136	$456	$322
Depreciation and amortization	60	52	121	100
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	—	(2)	1
Adjusted gross margin	$288	$188	$575	$423
Adjusted gross margin as a percent of net sales	49.1%	38.3%	47.4%	41.8%

Gross margin per product ton	$265	$125	$232	$144
Gross margin per nutrient ton(1)	323	153	283	176
Adjusted gross margin per product ton	333	173	292	189
Adjusted gross margin per nutrient ton(1)	407	211	356	231
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2026 to first half 2025:

•Ammonia sales volumes for 2026 were lower than 2025 due primarily to lower global demand for ammonia in the production of phosphate fertilizers and lower supply availability due to planned maintenance.
•Ammonia average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Ammonia adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher maintenance costs and higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and CO2, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$759	$547	$1,349	$986
Cost of sales	282	268	617	534
Gross margin	$477	$279	$732	$452
Gross margin percentage	62.8%	51.0%	54.3%	45.8%

Sales volume by product tons (000s)	1,280	1,188	2,571	2,313
Sales volume by nutrient tons (000s)(1)	589	548	1,183	1,065

Average selling price per product ton	$593	$460	$525	$426
Average selling price per nutrient ton(1)	1,289	998	1,140	926

Adjusted gross margin(2):
Gross margin	$477	$279	$732	$452
Depreciation and amortization	75	72	151	143
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(2)	—
Adjusted gross margin	$551	$351	$881	$595
Adjusted gross margin as a percent of net sales	72.6%	64.2%	65.3%	60.3%

Gross margin per product ton	$373	$235	$285	$195
Gross margin per nutrient ton(1)	810	509	619	424
Adjusted gross margin per product ton	430	295	343	257
Adjusted gross margin per nutrient ton(1)	935	641	745	559
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2026 to first half 2025:

•Granular urea sales volumes for 2026 were higher than 2025 due primarily to greater supply availability from higher starting inventory and product mix favoring granular urea production.
•Granular urea average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Granular urea adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$613	$610	$1,196	$1,080
Cost of sales	263	340	596	668
Gross margin	$350	$270	$600	$412
Gross margin percentage	57.1%	44.3%	50.2%	38.1%

Sales volume by product tons (000s)	1,391	1,902	3,062	3,777
Sales volume by nutrient tons (000s)(1)	440	602	966	1,195

Average selling price per product ton	$441	$321	$391	$286
Average selling price per nutrient ton(1)	1,393	1,013	1,238	904

Adjusted gross margin(2):
Gross margin	$350	$270	$600	$412
Depreciation and amortization	53	72	117	145
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	(1)	1
Adjusted gross margin	$403	$342	$716	$558
Adjusted gross margin as a percent of net sales	65.7%	56.1%	59.9%	51.7%

Gross margin per product ton	$252	$142	$196	$109
Gross margin per nutrient ton(1)	795	449	621	345
Adjusted gross margin per product ton	290	180	234	148
Adjusted gross margin per nutrient ton(1)	916	568	741	467
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2026 to first half 2025:

•UAN sales volumes for 2026 decreased compared to 2025 due primarily to lower global demand and a production mix favoring granular urea.
•UAN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war.
•UAN adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher freight and distribution costs and higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$71	$117	$129	$218
Cost of sales	75	92	144	177
Gross margin	$(4)	$25	$(15)	$41
Gross margin percentage	(5.6)%	21.4%	(11.6)%	18.8%

Sales volume by product tons (000s)	129	378	259	706
Sales volume by nutrient tons (000s)(1)	44	130	89	243

Average selling price per product ton	$550	$310	$498	$309
Average selling price per nutrient ton(1)	1,614	900	1,449	897

Adjusted gross margin(2):
Gross margin	$(4)	$25	$(15)	$41
Depreciation and amortization	3	10	6	18
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$(1)	$35	$(9)	$59
Adjusted gross margin as a percent of net sales	(1.4)%	29.9%	(7.0)%	27.1%

Gross margin per product ton	$(31)	$66	$(58)	$58
Gross margin per nutrient ton(1)	(91)	192	(169)	169
Adjusted gross margin per product ton	(8)	93	(35)	84
Adjusted gross margin per nutrient ton(1)	(23)	269	(101)	243
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2026 to first half 2025:

•AN sales volumes were lower for 2026 compared to 2025 due primarily to the loss of production at the Company’s Yazoo City, Mississippi, Complex following an incident in November 2025.
•AN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war, as well as a higher proportion of AN sales made in the United Kingdom.
•AN adjusted gross margin per ton decreased for 2026 compared to 2025 due primarily to higher purchased ammonia costs to support AN production in the UK and costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$193	$125	$321	$258
Cost of sales	100	80	203	158
Gross margin	$93	$45	$118	$100
Gross margin percentage	48.2%	36.0%	36.8%	38.8%

Sales volume by product tons (000s)	587	466	1,075	996
Sales volume by nutrient tons (000s)(1)	117	94	213	200

Average selling price per product ton	$329	$268	$299	$259
Average selling price per nutrient ton(1)	1,650	1,330	1,507	1,290

Adjusted gross margin(2):
Gross margin	$93	$45	$118	$100
Depreciation and amortization	16	17	32	30
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$109	$62	$150	$130
Adjusted gross margin as a percent of net sales	56.5%	49.6%	46.7%	50.4%

Gross margin per product ton	$158	$97	$110	$100
Gross margin per nutrient ton(1)	795	479	554	500
Adjusted gross margin per product ton	186	133	140	131
Adjusted gross margin per nutrient ton(1)	932	660	704	650
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2026 to first half 2025:

•Other sales volumes for 2026 increased compared to 2025 due primarily to higher DEF and nitric acid sales.
•Other average selling prices increased for 2026 compared to 2025 due to a tighter global nitrogen supply-demand balance.
•Other adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex.

Dividend Payment

On July 8, 2026, CF Industries’ Board of Directors declared a quarterly dividend of $0.60 per common share. The dividend will be paid on August 31, 2026 to stockholders of record as of August 14, 2026.

Conference Call

CF Industries will hold a conference call to discuss its second quarter and first half 2026 results at 11:00 a.m. ET on Thursday, August 6, 2026. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment, including those related to carbon dioxide sequestration; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory provisions and requirements related to greenhouse gas emissions and sustainability matters, including announced or future changes in environmental, climate change or sustainability laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net sales	$2,222	$1,890	$4,208	$3,553
Cost of sales	1,077	1,135	2,317	2,226
Gross margin	1,145	755	1,891	1,327
Selling, general and administrative expenses	89	101	192	185
U.K. operations restructuring	—	—	—	23
Asset impairment	23	—	23	—
Insurance recoveries—property damage	—	—	(25)	—
Insurance recoveries—business interruption	(50)	—	(50)	—
Litigation settlement gain	—	—	(170)	—
Other operating (income) expense—net	(31)	8	(50)	22
Total other operating expense (income)—net	31	109	(80)	230
Equity in earnings of operating affiliate	7	2	13	6
Operating earnings	1,121	648	1,984	1,103
Interest expense	50	36	89	73
Interest income	(26)	(17)	(46)	(34)
Other non-operating expense (income)—net	4	(6)	4	(8)
Earnings before income taxes	1,093	635	1,937	1,072
Income tax provision	224	143	392	229
Net earnings	869	492	1,545	843
Less: Net earnings attributable to noncontrolling interests	142	106	203	145
Net earnings attributable to common stockholders	$727	$386	$1,342	$698

Net earnings per share attributable to common stockholders:
Basic	$4.74	$2.37	$8.72	$4.21
Diluted	$4.73	$2.37	$8.71	$4.20
Weighted-average common shares outstanding:
Basic	153.6	162.9	153.9	165.8
Diluted	153.9	163.1	154.2	165.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2026	December 31, 2025
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2026: $341, 2025: $130)	$2,480	$1,982
Accounts receivable—net	718	488
Inventories	415	383
Prepaid income taxes	99	105
Other current assets (amount related to VIE—2026: $6, 2025: $1)	40	27
Total current assets	3,752	2,985
Property, plant and equipment—net (amount related to VIE—2026: $504, 2025: $361)	6,758	6,715
Investment in affiliate	36	32
Goodwill	2,492	2,493
Intangible assets—net	460	473
Operating lease right-of-use assets (amount related to VIE—2026: $1, 2025: $0)	385	410
Other assets (amount related to VIE—2026: $17, 2025: $1)	1,216	980
Total assets	$15,099	$14,088

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2026: $51, 2025: $52)	$642	$681
Customer advances	11	77
Current operating lease liabilities (amount related to VIE—2026: $1, 2025: $0)	104	110
Other current liabilities	15	19
Total current liabilities	772	887
Long-term debt	3,216	3,215
Deferred income taxes	841	869
Operating lease liabilities	293	311
Supply contract liability	679	694
Other liabilities (amount related to VIE—2026: $1, 2025: $1)	378	337
Equity:
Stockholders’ equity	5,748	4,838
Noncontrolling interests	3,172	2,937
Total equity	8,920	7,775
Total liabilities and equity	$15,099	$14,088

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in millions)
Operating Activities:
Net earnings	$869	$492	$1,545	$843
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	215	232	443	453
Deferred income taxes	(13)	(12)	(25)	(38)
Stock-based compensation expense	9	12	20	22
Unrealized net (gain) loss on natural gas derivatives	(2)	—	(5)	2
Asset impairment	23	—	23	—
Loss on disposal of property, plant and equipment	7	—	9	1
Insurance recoveries—property damage	—	—	(25)	—
Loss on sale of Ince facility	—	—	—	23
Undistributed earnings of affiliate—net of taxes	3	(2)	(3)	(6)
Changes in assets and liabilities:
Accounts receivable—net	6	(1)	(233)	(178)
Inventories	(30)	37	(28)	(6)
Accrued and prepaid income taxes	(167)	6	(23)	95
Accounts payable and accrued expenses	9	(12)	(66)	4
Customer advances	(121)	(209)	(66)	(86)
Other—net	70	20	(192)	20
Net cash provided by operating activities	878	563	1,374	1,149
Investing Activities:
Additions to property, plant and equipment	(271)	(245)	(494)	(377)
Proceeds from sale of property, plant and equipment	1	4	1	6
Proceeds from sale of Ince facility	—	—	—	4
Insurance proceeds for property, plant and equipment	25	—	25	—
Purchase of emission credits	(4)	(1)	(6)	(1)
Net cash used in investing activities	(249)	(242)	(474)	(368)
Financing Activities:
Dividends paid on common stock	(77)	(81)	(155)	(167)
Contributions from noncontrolling interests	116	235	233	235
Distributions to noncontrolling interests	—	—	(201)	(129)
Purchases of treasury stock	(225)	(216)	(253)	(660)
Proceeds from issuances of common stock under employee stock plans	—	—	1	1
Cash paid for shares withheld for taxes	—	—	(10)	(13)
Net cash used in financing activities	(186)	(62)	(385)	(733)
Effect of exchange rate changes on cash and cash equivalents	(5)	21	(17)	24
Increase in cash and cash equivalents	438	280	498	72
Cash and cash equivalents at beginning of period	2,042	1,406	1,982	1,614
Cash and cash equivalents at end of period	$2,480	$1,686	$2,480	$1,686

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2026	2025
	(in millions)
Net cash provided by operating activities	$2,977	$2,500
Capital expenditures(1)	(1,067)	(713)
Distributions to noncontrolling interests	(376)	(293)
Contributions from noncontrolling interests	289	235
Free cash flow	$1,823	$1,729
_______________________________________________________________________________
(1)For the twelve months ended June 30, 2026 and June 30, 2025, includes $360 million and $90 million, respectively, attributable to the Blue Point One joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of the portion of interest income (expense)—net and the portion of depreciation and amortization that are included in noncontrolling interests, and loan fee amortization that is included in both interest and amortization.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in millions)
Net earnings	$869	$492	$1,545	$843
Less: Net earnings attributable to noncontrolling interests	(142)	(106)	(203)	(145)
Net earnings attributable to common stockholders	727	386	1,342	698
Interest expense—net	24	19	43	39
Income tax provision	224	143	392	229
Depreciation and amortization	215	232	443	453
Less other adjustments:
Interest income—net in noncontrolling interests	—	—	1	—
Depreciation and amortization in noncontrolling interests	(24)	(22)	(46)	(43)
Loan fee amortization(1)	—	(1)	(1)	(2)
EBITDA	1,166	757	2,174	1,374
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	—	(5)	2
Loss (gain) on foreign currency transactions	2	(3)	5	(1)
Less: Gain (loss) on foreign currency transactions in noncontrolling interests	—	6	(1)	6
Asset impairment	23	—	23	—
Insurance recoveries—property damage	—	—	(25)	—
Loss on sale of Ince facility	—	—	—	23
Blue Point One joint venture development costs(2)	3	1	4	1
Total adjustments	26	4	1	31
Adjusted EBITDA	$1,192	$761	$2,175	$1,405

Net sales	$2,222	$1,890	$4,208	$3,553
Sales volume by product tons (000s)	4,252	5,021	8,935	10,025

Net earnings attributable to common stockholders per ton	$170.98	$76.88	$150.20	$69.63
EBITDA per ton	$274.22	$150.77	$243.31	$137.06
Adjusted EBITDA per ton	$280.34	$151.56	$243.42	$140.15
____________________________________________________________________________

(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents 40% of Blue Point One joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point Complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended June 30, 2026 and 2025, we reported net earnings attributable to common stockholders of $727 million and $386 million, respectively. For the six months ended June 30, 2026 and 2025, we reported net earnings attributable to common stockholders of $1.34 billion and $698 million, respectively. Certain items affected the comparability of our financial results for the three and six months ended June 30, 2026 and 2025. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended June 30,				Six months ended June 30,
	2026		2025		2026		2025
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$(2)	$(2)	$—	$—	$(5)	$(4)	$2	$1
Loss (gain) on foreign currency transactions(2)(3)	2	1	(3)	(3)	5	4	(1)	(3)
Loss on sale of Ince facility(4)	—	—	—	—	—	—	23	21
Yazoo City incident:
Asset impairment	23	18	—	—	23	18	—	—
Insurance recoveries—property damage	—	—	—	—	(25)	(19)	—	—
Insurance recoveries—business interruption	(50)	(38)	—	—	(50)	(38)	—	—
Litigation settlement gain	—	—	—	—	(170)	(129)	—	—
45Q tax credits(2)	(19)	(19)	—	—	(43)	(43)	—	—
Blue Point One joint venture development costs(2)(3)	7	7	2	2	9	9	2	2
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating (income) expense—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point One joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point One joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in U.K. operations restructuring in our consolidated statement of operations.